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                                                                    Exhibit 10.4

                    AMENDED AND RESTATED SERVICING AGREEMENT
                    ----------------------------------------

     This Amended and Restated Servicing Agreement ("Agreement") is entered into by and between EAGLE FINANCE CORP., a Delaware corporation (hereinafter referred to as "Service"), and General Electric Capital Corporation, a New York corporation (hereinafter referred to as "Company"). For good and valuable consideration, receipt of which is acknowledged, and in consideration of the mutual promises, covenants, representations and warranties hereinafter set forth, the parties hereto agree as follows:

                                    RECITALS

A. Servicer and Company are parties to certain Servicing Agreements dated as of February 26, 1993 and September 27, 1994 as amended (the "Original Agreements") pursuant to which Servicer has agreed to provide certain services in managing retail installment sales contracts purchased by Company;

B. Servicer and Company have agreed to enter into this Agreement in order to amend and restate the Original Agreements in their entirety; and

C. It is the intent of Servicer and Company that the execution and delivery of this amendment and restatement of the Original Agreements shall not effectuate a novation of the obligations outstanding under the Original Agreements, but shall constitute a substitution of certain of the terms governing the obligation and performance of Servicer and Company under the Original Agreements.


                                    ARTICLE I
                                   DEFINITIONS

     Section 1.0 DEFINED TERMS. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below. The definitions of such terms are applicable to the singular as well as to the plural forms of such terms.

     ASSET PURCHASE AGREEMENT. That certain agreement of even date herewith entered into between Servicer and Company which provides for the sale of motor vehicle installment contracts by Servicer to Company.

     ASSET PURCHASE AGREEMENTS. Those certain Agreements dated of even date herewith, February 26, 1993 (the "1993 Agreement"), and September 27, 1994, as amended, (the "1994 Agreement").

     BONUS SERVICING FEE. The sum of (i) the amount, if any, by which the Remittances received during a Due Period, net of Remittances dishonored or returned during the Due Period, exceed, for the Due Period, the sum of the Required Monthly Return plus the amount required


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 to restore the Reserve Account to the Required Reserve Level; plus (ii) the amount, if any, by which the Reserve Account exceeds the Required Reserve Level.

     BORROWER. The person(s) or entity(ies) that have executed a Contract, including any guarantor, co-signer, or other person or entity obligated to make payments under the Contract.

     BORROWER DOCUMENTS. With respect to each Contract, (i) the original Certificate of Title; (ii) the original executed Contract with original signatures and bearing on its front or back surface an assignment to Company;
(iii) a copy of the Dealer Invoice and invoices for any additional equipment included in the Contract; (iv) a copy of the original signed Credit Application;
(v) verification for the Required Borrower Insurance (including policy number) that Servicer was the loss payee, additional insured, or lienholder at the time of Servicer's purchase of the Contract; (vi) copies of (a) the credit bureau reports, (b) the completed credit form, (c) the completed verification of employment and income forms, (d) Borrower references, and (e) the credit scoring sheet; (vii) Servicer's funds disbursement invoice or listing; (viii) a certificate for each type of Optional Borrower Insurance purchased by Borrower;
(ix) Servicer's loan process or "deal structure" sheet; (x) a "fact sheet" from the dealer; and (xi) other documents that may be reasonably required in the ordinary course of business with respect to the enforceability of the Borrower's obligations.

     BORROWER RECORDS. With respect to each Purchased Contract, and whether existing before or after the date of this Agreement (i) the Borrower Documents; and (ii) all other records, files, and documents, whether consisting of paper or computerized or in some other form, which relate specifically to the Contract, Borrower, Financed Vehicle or associated Contract Right. Except with respect to the time period when owned by Company, Borrower Records shall not include Reacquired Borrower Records.

     BORROWER'S OUTSTANDING PRINCIPAL BALANCE. The outstanding principal balance on a Purchased Contract, or a Contract being purchased, which is calculated by subtracting the unearned finance charge on the Contract from the unpaid Scheduled Payments due under the Contract, which is determined as of such time period stated in any applicable provision of this Agreement.

     BUSINESS DAY. Any day other than (i) a Saturday or Sunday or (ii) another day on which banking institutions in the State of Illinois are authorized or obligated by law, executive order, or governmental decree to be closed.

     CASH FLOW CREDIT. With respect to a Due Period, an amount equal to (i) 1/365th of the annual interest rate of the 30-day commercial paper last issued by Company before the Due Period, times (ii) the number of days in the Due Period, times (iii) 1/2 of the Bonus Servicing Fee. Unless Company notifies Servicer of a different method for determining the Company's 30-day commercial paper rate for the calculation of the Cash Flow Credit, for the purpose of calculating the Cash Flow Credit the rate last published in THE WALL STREET JOURNAL before the Due Period for 30 to 59 day commercial paper placed directly by Company shall be deemed to be the 30-day commercial paper last issued by Company before the Due Period.


                                        2

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     CERTIFICATE OF TITLE.  With respect to any Financed Vehicle, the
Certificate of Title (or other evidence of ownership) issued by the department of motor vehicles, or other appropriate governmental body, of the state in which the Financed Vehicle is registered or is to be registered, showing the Borrower as owner with either notation of the Servicer's first lien or such other status indicated thereon which is necessary to perfect Servicer's security interest in the Financed Vehicle as a first priority interest, and showing no other actual or possible ownership or lien interests.

     CHARGE-OFF CONTRACT. A Purchased Contract: (i) which is a Defaulted Contract; (ii) in connection with which Insurance Proceeds or Liquidation Proceeds have been received, or (iii) for which the Borrower has made what purports to be the final payment or a prepayment in full but the amount paid results in a failure to satisfy the Borrower's Outstanding Principal Balance.

     CHARGE-OFF DEFICIENCY. With respect to each Charge-Off Contract, the amount by which the Borrower's Outstanding Principal Balance exceeds the Liquidation Proceeds and Insurance Proceeds, to the extent that such amount has not been included in a previous calculation and report of Charge-Off Deficiency.

     CLOSING DATE. With respect to each Portfolio of Purchased Contracts conveyed by Servicer to Company pursuant to the Asset Purchase Agreement, shall mean the date of execution of the Bill of Sale evidencing such conveyance.

     CREDIT APPLICATION. The credit application completed by the Borrower in order to request financing for the Borrower's purchase of the Financed Vehicle.

     CONTRACT. A motor vehicle installment or conditional sale contract, with any amendments, pursuant to which a Borrower has: (i) purchased a new or used motor vehicle, (ii) granted a security interest in the motor vehicle to secure the Borrower's payment obligations, and (iii) agreed to pay the unpaid purchase price and a finance charge in monthly installments.

     DEALER INVOICE. As to new Financed Vehicles, the invoice prepared by the manufacturer; and means, as to used Financed Vehicles, the Black Book wholesale value adjusted for mileage and hard adds.

     DEBT RATIO. The debt-to-equity ratio of Servicer, calculated in accordance with generally accepted accounting principles, by comparing the Senior Debt and Subordinated Debt of the Servicer to Tangible Net Worth.

     DEFAULTED CONTRACT. For any Due Period, a Purchased Contract for which (i) any Scheduled Payment is delinquent (not paid by the due date) more than 90 days (4 payments due) as of the end of the Due Period; (ii) a petition requesting relief under the Bankruptcy Code or a similar law was filed by or against the Borrower during the Due Period, and by the end of the Due Period the petition was not dismissed; (iii) as of the end of the Due Period, the Financed Vehicle is missing or has been damaged beyond ordinary means of repair or has been leased or has been disposed of by sale or other transfer of title; (iv) Servicer or Company shall have reasonably determined that by reason of a claim, lien, charge, pledge or encumbrance regarding


                                        3

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the Contract or the Financed Vehicle, or otherwise, payments under the Contract will not be made as of the last date of the Due Period; or (v) a Skip Loss Investigation was initiated and not satisfactorily resolved within 60 days provided a Scheduled Payment is delinquent (not paid by the due date) more than 60 days as of the end of the Due Period.

     DEPOSITORY ACCOUNT. That trust account in the name of Company at a bank designated by Company for the purpose of receiving Remittances.

     DISCHARGE DATE. The first date by which all of the Purchased Contracts have been paid in full or forgiven by Company (except with respect to Section
10.0 hereof) and all of Servicer's obligations under the Asset Purchase Agreement and this Agreement have been performed.

     DUE PERIOD. A calendar month during the period beginning with the calendar month during which the first Closing Date occurs and ending with the calendar month when all of the Servicer's obligations to Company under this Agreement and the Asset Purchase Agreement are fully paid and performed.

     EVENT OF DEFAULT. This term has the meaning provided in Article VIII of this Agreement.

     FINANCED VEHICLE. The new or used passenger or light duty truck motor vehicle purchased by a Borrower pursuant to a Contract.

     GOVERNMENTAL RULE. Any law, rule, regulation, ordinance, order, code, interpretation, judgment, decree, policy, decision or guideline issued by any branch of government.

     INSURANCE PROCEEDS.  With respect to a Purchased Contract and a Due Period,

amounts (including rebates) recovered under any warranty or insurance policy with respect to such Purchased Contract, Borrower or the Financed Vehicle during such Due Period, and shall include, without limitation, amounts recovered during such Due Period under any credit life, credit health or disability insurance, Borrower's physical damage insurance.

     INTANGIBLE ASSETS. Assets of Servicer which would be classified in accordance with GAAP (defined below) as intangible assets, including, without limitation, (a) all franchises, license permits, patents, applications, copyrights, trademarks, tradenames, goodwill, experimental or organizational expenses and other like intangibles, (b) the excess paid for assets acquired over their respective book values and (c) unamortized stock discounts and expenses.

     INTEREST COVERAGE. For any given quarter in 1996, the sum of Servicer's quarterly pre-tax income plus Servicer's quarterly interest expense, compared to Servicer's quarterly interest expense. After 1996, the sum of Servicer's year-to-date pre-tax income plus Servicer's year-to-date interest expense, compared to Servicer's year-to-date interest expense.

     LIQUIDATION EXPENSES. The out-of-pocket expenses incurred in connection with the collection and enforcement of a Purchased Contract (including the attempted liquidation of a Purchased Contract which is brought current and is no longer in default during such attempted


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liquidation), the repossession and sale of a Financed Vehicle, and the collection and enforcement of Contract Rights.

     LIQUIDATION PROCEEDS. With respect to a Purchased Contract and a Due Period, all amounts (other in Insurance Proceeds) received from the sale or other disposition of the Financed Vehicle, during any Due Period, net of any amounts required by law to be remitted to the Borrower.

     MONTHLY CHARGE-OFF. The total Charge-Off Deficiencies for the month divided by the end of month Borrower's Outstanding Principal Balance of Contracts which are not Charge-Off Contracts, expressed as a percentage.

     MONTHLY DELINQUENCY. The total Borrower's Outstanding Principal Balance for Contracts which as of the end of the month are two (2) or more payments delinquent divided by the end-of the month Borrower's Outstanding Principal Balance of Contracts which have not been paid in full as determined (in accordance with the internal accounting standards of Servicer) as of such month-end, expressed as a percentage.

     MONTHLY PRINCIPAL. Means, with respect to a Due Period and a Purchased Contract, the Borrower's Outstanding Principal Balance as of the last day of the preceding Due Period minus the Borrower's Outstanding Principal Balance as of the last day of the Due Period.

     MONTHLY YIELD. Means the Borrower's Outstanding Principal Balance as of the first day of a Due Period times 1/365th of the Required Yield for the Purchased Contract times the number of days in the Due Period.

     OPTIONAL BORROWER INSURANCE. Any insurance which insures a Financed Vehicle or a Borrower's obligations under a Contract, including but not limited to credit life, credit health, credit disability, unemployment insurance; and any service contract, mechanical breakdown coverage, warranty, or extended warranty for a Financed Vehicle.

     PAYMENT DATE. With respect to a Due Period, the fifteenth day of the calendar month following such Due Period or, if such day is not a Business Day, the next succeeding Business Day.

     PERFORMANCE CERTIFICATE. A certificate signed by the President, Senior Vice President or the Chief Financial Officer of the Servicer in the form of Exhibit J attached hereto.

     PORTFOLIO OF PURCHASED CONTRACTS. The aggregate of individual Contracts which are identified on the List of Contracts attached to a Bill of Sale.

     POST OFFICE BOX. The post office box owned by the Company into which Servicer shall receive Remittances.

     PURCHASED CONTRACT. A Contract purchased by Company from Servicer pursuant to the Asset Purchase Agreement.


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     PURCHASED CONTRACT RIGHTS.  With respect to Purchased Contracts, (i)
Servicer's interest in the Financed Vehicle; (ii) all rights of Servicer with respect to the Contract and Financed Vehicle under all dealer agreements pursuant to which the Contract was acquired by Servicer excluding any rights or obligations of Servicer to any dealer reserve accounts; (iii) all rights of Servicer with respect to Required Borrower Insurance and Optional Borrower Insurance; (iv) all rights of Servicer, if any, to prepaid dealer rate participation in connection with the Contract; (v) all rights of Servicer with respect to Borrower Records and Remittances.

     REMITTANCES. Any amounts received with respect to the Purchased Contracts and associated Contract Rights, including, but not limited to, Scheduled Payments, prepayments, payoffs, Liquidation Proceeds, Insurance Proceeds, late charges and fees (including not-sufficient-funds fees, and extension and modification fees).

     REQUIRED BORROWER INSURANCE. Any casualty insurance the Borrower is required to obtain pursuant to the terms of the Purchased Contract.

     REQUIRED MONTHLY RETURN. For any Due Period, the Servicing Fee plus the Monthly Yield plus the Monthly Principal plus the Charge-Off Deficiency.

     REQUIRED RESERVE LEVEL. As to the Reserve Account, such percentage of the total of the aggregate Borrower's Outstanding Principal Balance for all Purchased Contracts as of the last day of a Due Period in accordance with
Section 6.0 of the Asset Purchase Agreement and Section 6.1 of this Agreement.

     REQUIRED RESERVE LEVELS. As to the Reserve Accounts, such percentage of the total of the aggregate Borrower's Outstanding Principal Balance for all Purchased Contracts as of the last day of a Due Period in accordance with the Asset Purchase Agreements and Section 6.1 of this Agreement.

     REQUIRED YIELD. With respect to a Purchased Contract, 3.85% plus 90% of the Two-Year Treasury Rate as of the Closing Date. The Required Yield for each Purchased Contract will be established at the time of purchase and will remain constant for the Contract.

     RESERVE ACCOUNT. The account established in accordance with Article VI, RESERVE ACCOUNT of the Asset Purchase Agreement.

     RESERVE ACCOUNTS.  The accounts established by the Asset Purchase
Agreements.

     ROLLING AVERAGE CHARGE-OFF. The monthly average, for any six (6) consecutive calendar months, of Charge-Off Deficiencies for the month divided by the end-of-month aggregate Borrower's Outstanding Principal Balance of Contracts which are not Charge-Off Contracts, expressed as a percentage.

     ROLLING AVERAGE DELINQUENCY. The monthly average, for any six (6) consecutive calendar months, of the aggregate Borrower's Outstanding Principal Balance for Contracts which as of the end of the month are two (2) or more payments delinquent divided by the end-of-month


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aggregate Borrower's Outstanding Principal Balance of Contracts which have not been paid in full (in accordance with the internal accounting standards of Servicer) as of such month-end, expressed as a percentage.

     SCHEDULE OF PAYMENTS. The schedule of monthly payments disclosed on a Purchased Contract.

     SCHEDULED PAYMENT. The monthly payment amount indicated on the Schedule of Payments.

     SENIOR DEBT. The notes and all other debt not expressed to be subordinate and junior to any other debt.

     SERVICING FEE. With respect to each Purchased Contract outstanding as of the last day of a Due Period, a fee of one-quarter of one percent (.25%) of the Borrower's Outstanding Principal Balance of the Portfolios of Purchased Contracts as of the first day of the Due Period; provided that, for the first Due Period for each Purchased Contract, the fee shall be one-quarter of one percent (.25%) of the Borrower's Outstanding Principal Balance on the date of purchase for that Purchased Contract; and, provided that, when Company does not own a Purchased Contract for the entire Due Period or a Borrower's Outstanding Principal Balance is not outstanding for the entire Due Period, then the Servicing Fee shall be prorated.

     SKIP LOSS INVESTIGATION. An investigation of the whereabouts of a Financed Vehicle or Borrower which has been initiated by Servicer.

     SUBORDINATED DEBT. Debt which is subordinate and junior in right with respect to the general assets of Servicer to Senior Debt by provisions satisfactory to the Company, including without limitation, obligations to holders of the securities plus interest, fees and expenses payable by Servicer under the indenture.

     TANGIBLE NET WORTH. The amount of the capital stock of Servicer on a consolidated basis plus (or minus in the case of a deficit) (i) the capital surplus and earned surplus of Servicer and (ii) subordinated debt of the Servicer minus the sum of (i) the cost of Treasury shares, (ii) Intangible Assets, and (iii) investments in and loans to shareholders, directors, employees and affiliated entities.

     THREE MONTH ROLLING AVERAGE CHARGE-OFF.  The monthly average, for any three
(3) consecutive calendar months, of Charge-Off Deficiencies for the month divided by the end-of-month aggregate Borrower's Outstanding Principal Balance of Contracts which are not Charge-Off Contracts, expressed as a percentage.

     THREE MONTH ROLLING AVERAGE DELINQUENCY. The monthly average, for any three (3) consecutive calendar months, of the aggregate Borrower's Outstanding Principal Balance for Contracts which as of the end of the month are two (2) or more payments delinquent divided by the end-of-month aggregate Borrower's Outstanding Principal Balance of Contracts which have


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not been paid in full (in accordance with the internal accounting standards of
Servicer) as of such month-end, expressed as a percentage.

     TWO-YEAR TREASURY RATE. The "ask yield" published as of any Closing Date in the Wall Street Journal (or other publication designated by Company if the Wall Street Journal stops publishing the "ask yields") for U.S. Treasury Bonds and Notes having a maturity in the same month two years later.

     Section 1.1. TERMS DEFINED IN THE ASSET PURCHASE AGREEMENT. All capitalized terms which are used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement or the Asset Purchase Agreements.

     Section 1.2. ACCOUNTING TERMS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered by any person or entity pursuant to this Agreement shall be prepared, in accordance with generally accepted accounting principles ("GAAP") as in effect from time to time applied on a consistent basis. To the extent generally accepted accounting practices do not apply to certain reports or accounting practices of Servicer, the parties will mutually agree on the accounting practices.


                                   ARTICLE II
              APPOINTMENT AND GENERAL RESPONSIBILITIES OF SERVICER

     Section 2.0 APPOINTMENT OF SERVICER. Company hereby appoints Servicer to service the Purchased Contracts according to the terms of this Agreement.

     Section 2.1 INDEPENDENT CONTRACTOR. In the performance its duties hereunder, Servicer shall be an independent contractor acting on its own behalf in its own name and for its own account. It shall have no authority, express or implied, to act in any manner or by any means for or on behalf of Company in any capacity other than independent contractor. Servicer and Company are not partners, joint venturers, agents or assignees of each other. Servicer shall perform all of its obligations under this Agreement at its own expense, including but not limited to the payment of the Liquidation Expenses.

     Section 2.2 GENERAL SERVICING STANDARDS. Servicer shall service and administer the Purchased Contracts and associated Contract Rights and Borrower Records with due care and in accordance with the terms of this Agreement and shall have full power and authority, acting alone and subject only to the provisions of this Agreement to do any and all things in connection with the servicing and administration that it may in good faith deem necessary or desirable. Servicer shall service the Purchased Contracts and associated Contract Rights and Borrower Records in accordance with customary and usual procedures employed by financial institutions servicing installment contracts secured by motor vehicles and, to the extent more exacting, in accordance with the procedures used by it to service and administer similar motor vehicle installment contracts owned by Servicer; PROVIDED, HOWEVER, that Servicer shall not release or


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waive, without the prior written consent of Company, any obligation of any
Borrower except to the extent allowed in Article IV.

     Section 2.3 LISTING OF OFFICERS AND LOCATIONS. Contemporaneously with the execution and delivery of this Agreement, Servicer shall deliver to Company a list of officers and locations of Servicer involved in, or responsible for, the administration and servicing of the Purchased Contracts, which list shall be updated by the Servicer as changes are made. Servicer shall not change a location where it administers or services the Purchased Contracts unless it first gives Company sixty (60) days written notice and takes what action Company requests in order to protect Company's interest in the Purchased Contracts and related Contract Rights and Borrower Records at the new location.

     Section 2.4 PERFECTION OF OWNERSHIP INTEREST. Servicer shall take all actions that are necessary, and all reasonable actions requested by Company, to maintain continuous perfection and priority of Company's right, title and interest in the Purchased Contracts and associated Contract Rights, Borrower Records and Financed Vehicles, including, but not limited to, obtaining the execution and the recording, filing, and refiling of all security agreements, Certificates of Title, cautionary financing statements, continuation statements or other instruments as are necessary to maintain the security interests granted by the Borrowers under the respective Purchased Contracts.

     Section 2.5 SERVICER COMPLIANCE. Servicer shall, at all times while performing its duties and obligations hereunder, comply with all applicable Governmental Rules, including, but not limited to, state and federal Governmental Rules pertaining to financing, licensing, sales, debt collection, consumer protection, credit reporting, usury, the Uniform Commercial Code, foreclosure, record retention and financial privacy. Servicer shall regularly train its collection employees to comply with applicable Governmental Rules.


                                   ARTICLE III
                        MAINTENANCE OF FILES AND RECORDS

     Section 3.0 MAINTENANCE OF FILES. Servicer shall establish and maintain Purchased Contract files and records in a safe, up-to-date manner, segregated from its own account files. All Purchased Contract files and records shall be stored and maintained at one or more of the locations identified pursuant to
Section 2.3. Servicer shall keep in each Purchased Contract file all Borrower Records that are not computerized including but not limited to all correspondence received regarding the Purchased Contract, Borrower, Financed Vehicle, or Contract Rights and copies of all correspondence and documents sent by Servicer regarding the Purchased Contract, Financed Vehicle, Borrower or Contract Rights.

     Section 3.1 RECORDS. The Servicer shall maintain records (including, without limitation, computerized records) reflecting its activities servicing the Purchased Contracts, which records shall be clearly marked to indicate that the Purchased Contracts and associated Contract Rights and Borrower Records are owned by Company. Servicer shall exercise the same degree of care in handling and delivering the original documents and the other documents in the Customer files


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and records as it exercises in handling such items or Contracts owned by it.
Servicer shall not grant or allow any person or entity other than Company an interest in original documents or rights thereunder, and all original documents in the possession of Servicer shall be deemed to be in the possession of Company


     Section 3.2 ORIGINAL DOCUMENTS. Company will retain possession of the original Purchased Contract and Certificate of Title. Subject to the provisions of this Agreement and the Asset Purchase Agreement, Servicer shall, until Company requests their return, maintain possession of other original documents, subject to Company's right of ownership. To the extent necessary for enforcement, lien release, or correction, Company shall deliver the Purchased Contract or Certificate of Title to Servicer. Whenever Servicer obtains any original Purchased Contract or Certificate of Title, it will hold it in trust for Company and will immediately deliver it to Company unless this Agreement provides otherwise.

     Section 3.3 EXAMINATION OF RECORDS. At any time during Servicer's normal business hours Company and its agents and representatives and may (i) physically inspect the Borrower Records and any other documents, files or other records described in Article III, including records relating to the performance and servicing of the Purchased Contracts, and (ii) discuss the same with Servicer's officers and employees. Servicer shall supply Company with copies of any such documents, files, or other records upon request.

     Section 3.4 RETENTION OF FILES. Unless otherwise requested by Company, or unless otherwise required by law, Servicer shall retain, with respect to each Purchased Contract, until six (6) months after Servicer closes its file for the Purchased Contract, the Borrower Records and all other records, files and documents related to the Purchased Contract. At the end of such six (6) month period, Servicer shall transfer all such items to Company. Servicer may retain copies of any such documents for its own files.


                                   ARTICLE IV
                            SPECIFIC SERVICING DUTIES

     Section 4.0 DEPOSITORY ACCOUNT. Promptly following execution of this Agreement, Company shall establish the Depository Account at its designated bank. All amounts deposited in the Depository Account by Servicer shall be gross amounts, without deduction for amounts owed by Company. Company can withdraw funds at any time from the Depository Account. Company shall be entitled to all interest and credits issued by the bank for the Depository Account.

     Section 4.1 POST OFFICE BOX. Promptly following execution of this Agreement, Company shall enter into an agreement with the United States Postal Service to establish the Post Office Box. So long as no Event of Default has occurred, Servicer shall be permitted access to the Post Office Box for purposes of depositing all Remittances received therein into Servicer's local bank accounts as have been identified by Servicer to Company, which local bank account balances shall be swept daily to the Depository Account.


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     Section 4.2 SERVICER TO ACT AS CUSTODIAN FOR COMPANY.  Servicer shall direct Borrowers and others making payments with respect to Contracts to remit payments to the P.O. Box. Company recognizes that from time to time Remittances may come into Servicer's possession and it hereby appoints Servicer as custodian of Company to receive such Remittances, but Company shall be deemed to have possession of the Remittances. Notwithstanding this appointment, or any other provision in this Agreement, Company shall remain the sole and absolute owner of the Remittances, Purchased Contracts and associated Contract Rights. Servicer shall maintain any Remittances received by it separate and apart from other funds and shall clearly denominate the funds so as to indicate the paramount interest of Company therein. If any Remittance is received by Servicer, Servicer shall deposit the Remittance in the Depository Account as soon as possible, but in no event later than the next Business Day after receipt, and until so deposited shall be held in trust by Servicer for Company.

     Section 4.3 CUSTOMER SERVICE. Servicer shall provide sufficient staffing and telephone lines to: (1) quote payoffs to requesting Borrowers verbally and in writing, (2) record changes in garaging and billing addresses for Borrowers,
(3) record name changes, (4) answer billing questions and (5) respond to any other written or telephonic inquiries relating to the Purchased Contracts.

     Section 4.4 INSURANCE. Servicer shall track the expiration date of Required Borrower Insurance and require Borrowers, to maintain the Required Borrower Insurance. Servicer shall collect refunds and benefits payable to Company with respect to Required Borrower Insurance and Optional Borrower Insurance.

     Section 4.5 PAYOFFS. In the event a Purchased Contract is paid in full with good funds or released as provided in Section 4.9, Servicer shall, if requested by the Borrower, (i) stamp the Purchased Contract "Paid" and return it to the Borrower, and (ii) release the lien on the Certificate of Title and return it to the Borrower.

     Section 4.6 DELINQUENT PAYMENTS AND DEFAULTS. If a payment is not received from a Borrower within 3 days after the date it is due under the Purchased Contract, Servicer shall begin contacting (by phone and/or mail as Servicer deems appropriate) the Borrower to effect collection and to encourage timely payment. If Servicer is unable to make contact with a delinquent Borrower in a timely manner, Servicer shall initiate a Skip Loss Investigation. Servicer shall file proofs of claim in bankruptcy, receivership and probate proceedings of which Servicer receives the actual notice.

     Section 4.7 PURCHASED CONTRACT MODIFICATIONS. Based on Borrower's reasons for delinquency, Servicer may grant short extensions (monthly payment deferrals) to those Borrowers having temporary cash flow problems. Servicer may also modify Purchased Contract terms to allow collateral substitutions or assumptions. Servicer will exercise care in offering extensions and modifications so as not to defer losses likely to occur. During the life of a Purchased Contract, extensions and modifications shall not have the effect of extending the original Purchased Contract term more than six (6) months or reducing the Borrower's Principal Outstanding Balance.

     Section 4.8 REALIZATION UPON DELINQUENT PURCHASED CONTRACTS. If no satisfactory arrangements can be made for collection of delinquent payments after giving the Borrower all required notices and opportunities to cure, Servicer shall, to the extent permitted by law, accelerate the Purchased Contract and pursue foreclosure of Company's security interest in the Financed Vehicle. In connection with the foreclosure of Company's security interest in a Financed Vehicle, Servicer may commence and prosecute legal proceedings in respect of such Purchased Contract in its own name or, if Servicer's counsel determines it is necessary, in the name and on behalf of Company. Servicer shall foreclose on Company's security interest in a commercially reasonable manner following the procedures necessary to preserve the right to pursue collection of any deficiency. Neither Servicer nor its employees or their relatives shall be allowed to purchase Financed Vehicles being foreclosed. Liquidation Proceeds and Insurance Proceeds shall be applied as a credit to the Borrower's Outstanding Principal Balance. Servicer will use its best efforts to sell Financed Vehicles within ninety (90) days of repossession.

     Section 4.9 CONTRACT RIGHTS AND COLLECTION OF DEFICIENCIES. Servicer shall collect and enforce Contract Rights in a timely manner. If there is a deficiency balance after all Insurance Proceeds and Liquidation Proceeds have been received, Servicer shall pursue collection of the deficiency, except to the extent that such pursuit is not economically practical pursuant to the standards in Exhibit C attached hereto. After Company has received the Borrower's Outstanding Principal Balance (other than Liquidation Expenses) and all accrued Monthly Yield for a Purchased Contract with a deficiency balance, Servicer may release the Borrower from further liability in exchange for a payment less than the deficiency based on the Borrower's likely ability to pay.

     Section 4.10 LIQUIDATION EXPENSES. All Liquidation Expenses legally recoverable from the Borrower shall be applied as a debit to the Borrower's Outstanding Principal Balance.

     Section 4.11 CHARGE-OFF CONTRACTS. After a Purchased Contract becomes a Charge-Off Contract, Servicer shall keep a record of the Charge-Off Deficiency and reduce the Borrower's Outstanding Principal Balance to zero as necessary for the reports provided to Company pursuant to Section 5.0(a) and for purposes of calculating the Servicing Fee and the Bonus Servicing Fee. However Servicer shall continue to keep track of the actual Borrower's Outstanding Principal Balance until the file and such information is transferred to Company.


                                    ARTICLE V
                             STATEMENTS AND REPORTS

     Section 5.0 REPORTS AND MONTHLY BACK-UP TAPE. (a) Servicer shall furnish to Company the following reports in a form reasonably acceptable to Company. Servicer shall furnish such additional reports in such form the Servicer determines are necessary for it to track and monitor (i) Servicer's performance of this Agreement, and (ii) the Purchased Contracts, Remittances, Financed Vehicles, Contract Rights, Required Borrower Insurance and Optional Borrower Insurance; provided that Company shall reimburse Servicer for reasonable out-of-pocket expenses that Servicer incurs in developing the capabilities to prepare and in otherwise furnishing such additional reports, including, but not limited to, reasonable computer programming and software expenses, to the extent the expenses do not exceed an amount approved in advance by Company.

     Report                                       Frequency

     Cash Report                                  Daily
     Transaction Report                           Daily
     Trial Balance of Contracts                   Monthly
     Contract Delinquency Report                  Monthly
     Paid Off Contract Report                     Monthly
     Charge-Off Contract Report                   Monthly
     Recovery Report                              Monthly
     Repossession Report                          Monthly
     Title Tracking Report                        Monthly
     Insurance Tracking Report                    Monthly
     Vehicle Inventory Report                     Monthly
     Servicing Fee Report                         Monthly

The monthly reports shall be provided to Company by the Servicer by the tenth of the following month. The daily reports shall be provided to Company no later than four (4) Business Days after the day covered by the report. Along with the monthly reports Servicer shall deliver to Company an executed Performance Certificate.

     (b) Servicer shall furnish to Company no later than when the monthly reports are due, an up-to-date back-up tape of all information related to Purchased Contracts which Servicer has placed on electronic media, including but not limited to, payment histories, customer service notes, the Borrower's Outstanding Principal Balance, collection histories and customer names and addresses; provided that, until Servicer has the system to do so, which it shall make a good faith effort to acquire, in lieu of the monthly tape, Servicer can instead provide Company with (i) a disk which has such information on it other than payment histories and collection histories, and (ii) a trial balance which shows the Borrower's Outstanding Principal Balance, the last payment date and amount, the unearned finance charge, and the next payment date and amount.

     Section 5.1 NOTICE OF CLAIMS. Within five (5) Business Days of receipt, Servicer shall provide Company with copies of all correspondence, notices, and legal and administrative documents which allege that Servicer committed a wrongful act with regard to a Purchased Contract, Borrower, Contract Rights obligor, Optional Borrower Insurance, Required Borrower Insurance or Financed Vehicle (collectively, the "Notice Items"). Within three (3) Business Days of receipt, Servicer shall inform Company in writing of the following:

     (i) the receipt of any claim or the initiation of any legal process, litigation or administrative or judicial investigation regarding the Notice Items involving an uninsured amount in excess of fifty thousand dollars ($50,000) in any one instance or one hundred thousand dollars ($100,000) in the aggregate;

     (ii) the receipt of a notice from any agency or governmental body having authority over the conduct of its business that (A) it is being placed under regulatory supervision, (B) any license, permit, charter, membership or registration needed to perform this Agreement or material to the conduct of its business is to be suspended or revoked, or (C) it is to cease and desist any practice, procedure or policy employed by it in the conduct of its business, and such cessation will materially adversely affect the conduct of its business or materially adversely affect its financial affairs or adversely affect its ability to perform this Agreement; or

     (iii) the receipt of any claim or the initiation of any legal process, litigation or administrative or judicial investigation against it involving an uninsured amount in excess of one million dollars ($1,000,000) in any one instance or two million dollars ($2,000,000) in the aggregate.

                                   ARTICLE VI
                                 RESERVE ACCOUNT

     Section 6.0 CREATION OF RESERVE ACCOUNT. The Reserve Account shall be maintained as a ledger account and shall not consist of segregated funds or an interest in cash. Company may commingle and use as its own funds any funds which are accounted for as an addition to the Reserve Account. The Reserve Account shall not bear or earn interest, provided, however, that earnings credit with respect to the Reserve Account shall be payable as provided in Section 6.5 below. Servicer's only right, title, and interest with respect to the Reserve Account shall be the right to receive any remaining balance provided in Section
6.4 after the deduction of all charges to the Reserve Account that Servicer has a right to make pursuant to this Agreement or the Asset Purchase Agreement. Servicer hereby agrees that the Reserve Account shall be cross-collateralized with any other reserve account created by the Asset Purchase Agreement dated February 26, 1993 (the "1993 Agreement") and the Asset Purchase Agreement dated September 27, 1994 (the "1994 Agreement") and Servicer hereby grants to Company a security interest in Servicer's interest in the Reserve Account and the Reserve Accounts created by the 1993 Agreement and the 1994 Agreement.



     Section 6. 1 RESERVE LEVELS. With respect to the reserve account for Purchased Contracts purchased before March 31, 1995 (the "1993/1994 Reserve Account"), the 1993/1994 Reserve Account shall be maintained at such ten percent (10%) level for the remainder of the term of this Agreement.

With respect to the reserve account for Purchased Contracts purchased on or after March 31, 1995, but before the date of this Agreement (the "1994 Reserve Account"), once the 1994 Reserve Account reaches twelve percent (12%) of the Borrower's Outstanding Principal Balance of the Purchased Contracts on any Closing Date, the 1994 Reserve Account shall be maintained at such twelve percent (12%) level for the remainder of the term of this Agreement provided, however, that if (i) the Monthly Delinquency of such Purchased Contracts for each of the first twelve (12) full calendar months after the related Closing Date, computed as of the end of each such month, is less than ten percent (10%); and (ii) the Monthly Charge-Off of such Purchased Contracts for each of the first twelve (12) full calendar months after the related Closing Date, computed as of the end of each such month, is less than one and seventy-five hundredths percent (1.75%), Company shall refund to Servicer from the 1994 Reserve Account an amount sufficient to reduce the 1994 Reserve Account to ten percent (10%) of the Borrower's Outstanding Principal Balance of such Purchased Contracts as of the end of the first twelve (12) calendar months after the related Closing Date, and the 1994 Reserve Account shall be maintained for the remainder of the term of the Agreement at an amount equal to ten percent (10%) of the Borrower's Outstanding Principal Balance of such Purchased Contracts as of the end of each calendar month thereafter.

With respect to Contracts purchased by Company on or after the date of the Agreement, the Reserve Account shall be maintained at the level required by the Asset Purchase Agreement and shall be increased to twelve percent (12%) of the Borrower's Outstanding Principal Balance of the Purchased Contracts, for twelve
(12) months if either of the following occurs: (i) the Three Month Rolling Average Delinquency is eight percent (8%) or greater, or (ii) the Three Month Rolling Average Charge-Off is one and seventy-five hundredths percent (1.75%) or greater. If the Required Reserve Account level is increased from ten percent (10%) to twelve percent (12%), the Servicer and Company agree that the Reserve Account will only be increased up to a maximum of fifty percent (50%) of the Bonus Servicing Fee for any Due Period. If in the event the Three Month Rolling Average Delinquency and the Three Month Rolling Average Charge Off are less than eight percent (8%) and one and seventy-five hundredths percent (1.75%), respectively, for twelve (12) consecutive months, the Reserve Account balance will be reduced to 10%. The Reserve Account shall be increased to twelve percent (12%) of the Borrower's Outstanding Principal Balance of the Purchased Contracts for an additional twelve (12) months if either of the following occurs: (i) the Three Month Rolling Average Delinquency is eight percent (8.0%) or greater, or (ii) the Three Month Rolling Average Charge-Off is one and seventh-five hundredths percent (1.75%) or greater.

With respect to all Purchased Contracts, in no event shall the Reserve Accounts be less than one hundred twenty-five thousand dollars ($125,000.00) or one hundred percent (100%) of the Borrower's Outstanding Principal Balance of the Purchased Contracts, whichever is less.

     Section 6.2 MONTHLY ADJUSTMENTS. Within 10 Business Days following the end of each Due Period, (i) the amount by which the Remittances for the Due Period, net of Remittances dishonored or returned during the Due Period, exceed the Required Monthly Return shall be added to the Reserve Account balances to the extent necessary to restore it to the Required Reserve Levels as of the end of the Due Period, and (ii) the amount by which the Remittances for the Due Period, net of Remittances dishonored or returned during the Due Period, are less than the Required Monthly Return shall be deducted from the Reserve Account balances. Except as provided in this Agreement, Company shall have no obligation to pay Servicer the amount by which Remittances exceed the Required Monthly Return and the amount necessary to restore the Reserve Accounts to the Required Reserve Levels.

     Section 6.3 SHORTFALLS AND CHARGES. In the event that all Remittances ever collected are not sufficient to restore the Reserve Accounts to the Required Reserve Levels, Servicer has no liability to contribute to the Reserve Accounts or otherwise reimburse Company for the shortfall except to the extent there were charges to the Reserve Accounts for items for which Servicer was liable to Company. Company has no liability to pay to Servicer or add to the Reserve Account balances any shortfall. In addition to other charges allowed by the Asset Purchase Agreements, or this Agreement, Company may charge the Reserve Accounts for (i) all amounts which Servicer owes to Company pursuant to this Servicing Agreement or otherwise but fails to pay when due, and (ii) all amounts which Company incurs to perform or enforce Servicer's obligations under this Servicing Agreement or otherwise which Servicer fails to perform. In the event that Servicer challenges a charge against the Reserve Accounts by Company and Servicer prevails in its challenge, subject to Section 12.10, then Company shall add the amount of challenged charge (to the extent Servicer prevails in its challenge) to the Reserve Account balances.

     Section 6.4 PAYMENT OF RESERVE ACCOUNT BALANCES. At such time as Company shall have received through Remittances and/or the Reserve Accounts all of the Required Monthly Returns for all of the Purchased Contracts and Servicer has performed all of its obligations hereunder and under the Asset Purchase Agreements, Company shall pay to Servicer the amount of the positive balance, if any, of the Reserve Accounts; provided, however, Servicer shall be deemed to have performed all of its obligations hereunder and under the Asset Purchase Agreements within sixty (60) days following the later receipt by Company of (i) all of the Required Monthly Returns (either through Remittances and/or the Reserve Accounts) for all Purchased Contracts and (ii) a written request by Servicer for the balance of the Reserve Accounts, unless during such sixty (60) day period Company notifies Servicer in writing that Servicer has not performed all such obligations. Any such notice to Servicer must set forth specifically the obligations the Company alleges Servicer has not performed.

     Section 6.5 EARNINGS CREDIT. The Reserve Accounts shall not bear interest and Company shall not be obligated to pay interest on the Reserve Accounts. However, as long as Servicer is servicing the Purchased Contracts, Company shall credit to Servicer with respect to the Reserve Accounts as of the last day of each calendar month commencing after the first Closing Date, an earnings credit calculated for each Portfolio of Contracts purchased hereunder in an amount equal to 1/365th of the applicable Required Yield quoted as of the respective Closing Date for such purchased Portfolio of Contracts, times the amount allocated for such purchased Portfolio of Contracts in the Reserve Account, times the number of days from the last day of the prior calendar month. No earnings credit shall be credited during any calendar month(s) during any part of which an Event of Default has occurred under this Agreement, the Asset Purchase Agreements, or any other agreement between Company and Servicer.


                                   ARTICLE VII
                        SERVICING FEES AND DISBURSEMENTS

     SECTION 7.0 CASH DISBURSEMENTS. Each month on the Payment Date the total Remittances received and deposited in the Depository Account during the previous Due Period will be disbursed in the order outlined below:

     (1) Servicing Fee to Servicer for previous Due Period. If Servicer is in default of this Agreement or the Asset Purchase Agreements, at the time any Servicing Fee is payable by

Company, Company may withhold the payment until the default is cured to Company's satisfaction, if this Agreement or Company allows Servicer an opportunity to cure, or, if an opportunity to cure is not allowed or a default is not cured when allowed, Company may withhold payment until this Agreement is terminated. When the default is cured to Company's satisfaction, the Servicing Fee shall again be payable. No Servicing Fee shall be paid for any time period during which Servicer does not Service the Contracts.

                    (2)  Company's Monthly Principal.

                    (3)  Company's Monthly Yield.

                    (4)  Charge-off Deficiencies from the Due Period.

If the total Remittances less 1, 2, 3 and 4 above results in a shortfall, the shortfall will be charged to the Reserve Accounts and no further disbursement will be made for the current Due Period. If the total Remittances less 1, 2, 3 and 4 above results in a positive cash amount, the remaining cash will be distributed as follows until all remaining available cash is distributed:

     (1) The amount required (if any) to restore the Reserve Accounts to the Required Reserve Levels.

                    (2)  Cash Flow Credit.

                    (3)  Bonus Servicing Fee

     Section 7.1. RETENTION BY SERVICER. Servicer shall have no right to retain Remittances or make withdrawals from the Depository Account for payment of the Servicing Fee, Bonus Servicing Fee, or Cash Flow Credit.


                                  ARTICLE VIII
                          REPRESENTATIONS AND COVENANTS

     Section 8.0 REPRESENTATIONS AND WARRANTIES OF SERVICER. Servicer makes the following representations and warranties. The representations and warranties are made hereby as of the execution and delivery of the Agreement, and each time Servicer delivers a Performance Certificate to Company the representations and warranties are made hereby again as of that time. The representations and warranties shall survive the sale of the Purchased Contracts to Company. Company's knowledge of any breach of the representations and warranties contained herein shall not void or waive any of the representations or warranties.

     (a) Servicer (i) is duly organized, validly existing and in good standing as a Delaware corporation, (ii) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (iii) has full power, authority and legal right to own its property, to carry on its business as presently conducted, and to enter into and perform its obligations under this Servicing Agreement.

     (b) The execution and delivery by Servicer of this Servicing Agreement are within the corporate power of Servicer and have been duly authorized by all necessary corporate action on the part of Servicer. Neither the execution or performance of this Agreement by Servicer conflicts with or will result in a breach of, or constitutes a default under, any of the provisions of any Governmental Rule binding on Servicer, the certificate of incorporation or by-laws of Servicer, or any of the provisions of any indenture, mortgage, contract or other instrument to which Servicer is a party or by which it is bound; nor will they result in the creation or imposition of any lien upon any of Servicer's property.

     (c) Servicer has all governmental permits, licenses, approvals and registrations which are necessary for the execution, performance, validity and enforceability of this Agreement.

     (d) This Agreement has been duly executed and delivered by Servicer, and constitutes a legal, valid and binding obligation of Servicer enforceable in accordance with its terms.

     (e) There are no actions, suits or proceedings pending or, to the knowledge of Servicer threatened, against or affecting Servicer, before or by any court, administrative agency, arbitrator or governmental body with respect to any of the transactions contemplated by this Agreement, or which will, if determined adversely to Servicer, materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or adversely affect Servicer's ability to perform its obligations under this Agreement. Servicer is not in violation of any Governmental Rule.

     (f) Servicer has obtained all consents, approvals, waivers and notifications of creditors, lessors and other nongovernmental persons and entities necessary for the execution and performance of this Agreement.

     (g) There is no material fact known to Servicer which Servicer has not disclosed to Company in writing with respect to the Purchased Contracts or the assets, liabilities, financial condition or activities of Servicer or its affiliates which would or may be likely to have a material adverse effect upon the Purchased Contracts (or associated Borrower Records or Contract Rights) or Servicer s ability to perform its obligations under the Agreement. All information and documents prepared by Servicer and provided to Company at any time are true and accurate in all material respects.

     Section 8.1 COVENANTS OF SERVICER. (a) Servicer shall keep in full effect its existence, rights and franchises as a corporation under the laws of the State of Delaware. Servicer shall retain and preserve its right to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to perform this Agreement, and shall hold all licenses in all jurisdictions which are necessary to perform this Agreement.

     (b) Servicer shall punctually perform and observe all of its obligations and agreements contained in this Servicing Agreement.

     (c) Except as specifically allowed by this Agreement, Servicer shall not take any action, or permit any action to be taken by others, which would diminish or impair (i) the obligations of Borrowers and Contract Rights payors,
(ii) the Borrower Records, (iii) Company's rights under this Agreement or the Asset Purchase Agreements, or (iv) Company's rights with respect to the purchased Assets (as defined in the Asset Purchase Agreements).

     (d) Servicer shall not resign from its obligations under this Agreement unless (i) its Board of Directors determines that by reason of a change in Governmental Rules the continued performance by Servicer of its obligations under this Servicing Agreement is no longer legally permissible, (ii) said determination is evidenced by a resolution of its Board of Directors to such effect, and (iii) said determination is accompanied by a legal opinion, satisfactory to Company, to such effect. No such resignation shall become effective until Company appoints a successor servicer or undertakes to do the servicing itself. Notwithstanding the foregoing, Servicer shall have the right to terminate this Agreement in accordance with Section 10.1 hereof

     (e) Servicer shall throughout the term of this Agreement maintain types and amounts of insurance customary for its business, covering without limitation, fire, theft, burglary, public liability, property damage, and workers' compensation. Servicer shall pay all insurance premiums payable for such coverage and shall upon request of Company deliver a copy of the policies of such insurance to Company, together with evidence of payment of all premiums therefor.

     (f) Servicer shall take such additional action as is reasonably requested by Company in order to carry out this Agreement.

     (g) During the term of this Agreement, Servicer shall provide Company with quarterly financial statements within sixty (60) days of the end of each of Servicer's fiscal quarters, and with annual audited financial statements within one hundred and twenty (120) days of the fiscal year-end. The annual financial statements shall be audited by a public accounting firm acceptable to Company. Along with the financial statements, Servicer shall also provide Company with a certificate in the form of Exhibit J attached hereto.

     (h) Servicer shall promptly notify Company whenever an Event of Default occurs, or if an event occurs which with the passage of time or giving of notice will be such type of an Event of Default if not cured.


                                   ARTICLE IX
                                     DEFAULT

     Section 9.0 EVENTS OF DEFAULT. Any of the following events shall constitute an Event of Default by Servicer under this Agreement:

     (a) Any amounts required to be deposited in the Depository Account by Servicer shall not have been deposited therein by Servicer within the time required in this Agreement; provided that, if the same type of event has not occurred during the three hundred sixty (360) days before such event, then such event will not be an Event of Default unless it is not cured within one (1) Business Day after written notice thereof has been given to Servicer by Company.

     (b) Servicer shall default or breach any other provision of this Agreement or any document delivered pursuant hereto; provided that, if the same type of event has not occurred during the three hundred sixty (360) days before such event, then such event will not be an Event of Default, unless it is not cured within ten (10) days after written notice thereof has been given to Servicer by Company provided, however, that the foregoing cure period may be extended by a period of up to thirty (30) days if (i) Servicer is proceeding with reasonable diligence to cure such Event of Default and (ii) the default cannot by its nature be cured within a ten (10) day period.

     (c) If any of the following types of orders are not dismissed within 30 days of being entered: (i) an order for relief against Servicer in an involuntary case under a federal or state bankruptcy, insolvency or similar law;
(ii) an order appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Servicer or of any substantial part of its property; or (iii) an order ordering the winding up or liquidation of the affairs of Servicer.

     (d) The commencement by Servicer of a voluntary case under any federal or state bankruptcy, insolvency or similar law or the consent by Servicer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Servicer or of any substantial part of its property; or the making by Servicer of an assignment for the benefit of creditors; or the failure by Servicer generally to pay its debts as such debts become due; or the taking of action by Servicer in furtherance of any of the foregoing.

     (e)  Servicer's Debt Ratio exceeds 8:1.

     (f) Minimum Tangible Net Worth is less than Fourteen Million Dollars ($14,000,000.00) plus an amount equal to fifty percent (50%) of the positive Net Income of any of Servicer's quarters subsequent to March 31, 1995.

     (g) Servicer's Interest Coverage is less than 1.0 for the quarter ending 6/30/96, 1.05 for the quarter ending 9/30/96, 1.1 for the quarter ending 12/31/96, and 1.15 thereafter.

     (h) Company determines that a material adverse change has occurred in the business, operations, servicing, or financial condition of Servicer or in its ability to perform this Agreement.

     (i) Any Event of Default as to Servicer under the Asset Purchase Agreements as defined therein, or any default of Servicer under any other agreements with Company.

     Section 9.1 REMEDIES IN THE EVENT OF SERVICER DEFAULT. All rights and remedies of Company are cumulative, and none is intended to be exclusive of another or of any right or remedy which it may have at law or in equity. Upon the occurrence of any Event of Default by Servicer, then in addition to any other rights and remedies of Company, Company shall have the right to: (a) terminate this Agreement; (b) protect and enforce its rights and remedies under this Agreement, and foreclose or otherwise realize on its security for Servicer's obligations under this Agreement, and exercise, subject to Section 11.10, any of the rights and remedies available to it at law or equity.

     Section 9.2 EVENTS OF DEFAULT. Any of the following events shall constitute an Event of Default by Company under this Agreement: (a) Company shall default or breach any provision of this Agreement or any document delivered pursuant hereto and Company has not cured the default or breach within thirty (30) days after receipt of a written notice of the default or breach from Servicer.

     Section 9.3 REMEDIES FOR COMPANY DEFAULT. All rights and remedies of Servicer are cumulative, and none is intended to be exclusive of another or of any right or remedy which it may have at law or in equity. Upon the occurrence of any Event of Default by Company, then in addition to any other rights and remedies of Servicer, Servicer shall have the right to: (a) terminate this Agreement upon 90 days prior written notice; and (b) protect and enforce its rights and remedies under this Agreement, and exercise, subject to Section 11.10, any of the rights and remedies available to it at law or equity.

     Section 9.4 LIMITATION OF DAMAGES. If there is an Event of Default or any claim or dispute between the parties arising out of or related to this Agreement or transaction, except to the extent the facts constituting the Event of Default, claim or dispute also constitute fraud, the sole and exclusive remedy shall be a claim for breach of contract. To the extent the facts also constitute fraud, a claim can also be asserted for fraud. Regardless of whether the claim is for breach of contract or for fraud or both, damages shall be limited to actual and direct damages, and both parties waive any claim for consequential punitive, or incidental damages and any claim for lost profits or loss of goodwill.


                                    ARTICLE X
                                 INDEMNIFICATION

     Section 10.0 INDEMNITY. Servicer shall indemnify and hold Company harmless from any and all losses, damages (exclusive of damages assessed on the basis of the conduct of Company), costs, good faith settlements, expenses, taxes, attorneys' fees and other liabilities including, without limitation, costs of investigation, fees and expenses at trial and on appeal, and costs in successfully asserting the right to indemnification hereunder (all of the foregoing are referred to in this Section as "Losses") actually incurred by Company at any time as the result of a claim asserted against Company (by a person or entity other than Servicer) arising out of (i) a default of Servicer's obligations under this Agreement or otherwise, or (ii) facts which are, or allegations which if true would be, a breach of any representation, warranty, agreement or covenant of Servicer contained in this Agreement or the Asset Purchase Agreements, or (iii) activities, operations or conduct of Servicer. If legal action is commenced against Company regarding a matter for which Company is entitled to indemnification under this Section, Company will give notice to Servicer of the action within 30 days following Company's knowledge thereof the failure to notify will not relieve Servicer from any liability which it may have to Company hereunder or otherwise except to the extent that Servicer is prejudiced by such failure. With respect to each such notice, Servicer shall, at Company's option, immediately take all reasonable action necessary to minimize any risk or loss to Company including retaining counsel satisfactory to Company and take such other actions as are necessary and appropriate to defend Company or to discharge the indemnity obligations hereunder. Company may, at its option, conduct such defense at the expense of Servicer. Servicer shall pay on demand any indemnified Losses incurred by Company. Company and Servicer shall fully cooperate with each other in fulfilling the intent of this Section of this Agreement. Neither Company nor Servicer shall settle any claim against the other by a third party without the prior written consent of the other, which shall not be unreasonably withheld.


                                   ARTICLE XI
                                   TERMINATION

     Section 11.0 TERMINATION OF AGREEMENT. Unless sooner terminated, this Agreement shall terminate on the Discharge Date. Company has the right to terminate this Agreement prior to the Discharge Date following the occurrence of any of the following events: (a) an Event of Default by Servicer; (b) termination of the Asset Purchase Agreements; (c) the Purchased Contracts in total as a group, or the motor vehicle installment contracts owned or serviced by Servicer in total as a separate group, have a Rolling Average Delinquency greater than ten percent (10%) or a Rolling Average Charge-Off greater than two percent (2%); or (d) the Purchased Contracts in total as a group, or the motor vehicle installment contracts owned or serviced by Servicer in total as a separate group, have a Monthly Delinquency greater than ten percent (10%) for any three (3) consecutive months or a Monthly Charge-Off greater than two percent (2%) for any three (3) consecutive months.

Except for termination based on an Event of Default by Servicer, Company shall provide Servicer with at least 30 days written notice prior to the effective date of termination. During the notice period, Servicer shall have the right to repurchase all Purchased Contracts and resign as Servicer.

     Section 11.1 TERMINATION OF AGREEMENT - SERVICER. Servicer has the right to terminate this Agreement prior to the Discharge Date as provided in Section 9.3.

     Section 11.2 EFFECT OF TERMINATION OR RESIGNATION. Following the effective date of determination of this Agreement or the effective date of the termination or resignation of Servicer as servicer of the Purchased Contracts: (a) Servicer at Company's request and at Servicer's expense shall deliver the Borrower Records, and all records and files described in Article III, as instructed by Company, and shall use its best efforts to effect the orderly and efficient transfer of the servicing of the Purchased Contracts to the party which will be assuming responsibility for such servicing including, without limitation, directing Borrowers to remit all Remittances to an account or address designated by Company; (b) Company is authorized on behalf of Servicer, and in Servicer's name if Company so elects, to take such action as is necessary to transfer servicing from Servicer; (c) Company's rights under this Agreement shall not be affected by the termination; and (d) Company is no longer obligated to pay the Servicing


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


Fee, the Bonus Servicing Fee, or the Cash Flow Credit; provided that, Company is obligated to pay such amounts, to the extent provided by this Agreement, for the period of time that Servicer services the Purchased Contracts as provided in this Agreement.


                                   ARTICLE XII
                          GENERAL TERMS AND CONDITIONS

     Section 12.0 OWNERSHIP AND POSSESSION. All Remittances, records and files described in Article III, and Borrower Records and associated Contract Rights are the sole and exclusive property of Company. Any possession of such items by Servicer is temporary, in trust for the benefit of Company, and subject to the superior ownership and possession rights of Company. Servicer has no interest in, and shall not create or convey an interest in, Remittances or Borrower Records and associated Contract Rights.

     Section 12.1 ENTIRE Agreement. This Agreement and the Asset Purchase Agreements and the documents incorporated by reference herein and therein, express the entire agreement of the parties hereto, and supersede all prior promises, representations, understandings, arrangements and agreements between the parties with respect to the subject matter contained herein. The parties hereto further acknowledge and agree that neither of them has made any representations to induce the execution and delivery of this Agreement except those expressly set forth herein. This Agreement may not be amended or modified except in writing signed by Company and Servicer.

     Section 12.2 APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

     Section 12.3 NOTICES. Any notice, request, demand, instruction or other communication to be given any party hereto in writing shall be effective upon delivery during regular business hours at the offices of Servicer and Company hereinafter set forth. Such communications shall be given by telecopy, commercial delivery service, or sent by certified mail, postage prepaid and return receipt requested, as follows:

If to Servicer:          Eagle Finance Corp.
                         1425 Tri-State Parkway, Suite 140
                         Gurnee, Illinois  60031-4060
                         Electronic FAX:  (847) 855-7225
                         Attn:  President

with a copy to Barack, Ferrazzano, Kirschbaum & Perlman at such address noted in the Asset Purchase Agreement


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


If to Company:

General Electric Capital Corporation
1000 Hart Road
Barrington, IL 60010
Electronic FAX (847) 304-3456
Attention: Manager, Asset Based Financing

with a copy to:

General Electric Capital Corporation
600 Hart Road
Barrington, IL 60010
Electronic FAX (847)304-3444
Attention: Counsel

     Section 12.4 HEADINGS. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only. The paragraph headings shall not be used in the interpretation of this Agreement.

     Section 2.5 ATTORNEY'S FEES. In the event of any action at law or suit in equity or a claim in bankruptcy or other proceeding to enforce this Agreement, the prevailing party shall be entitled to receive in addition to any other sums which it is awarded, all costs and expenses of such action or suit, including actual attorneys' fees incurred.

     Section 12.6 SEVERABILITY. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

     Section 12.7 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Servicer may not assign this Agreement or any right or obligation hereunder without Company's prior written consent and any prohibited assignment shall be void AB INITIO. Company shall have the right, without the consent of Servicer, to securitize or otherwise assign, or sell in whole or in part, some or all of the Purchased Contracts, or its interest in and rights under this Agreement and to designate any person or entity to exercise any rights of Company hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Company with respect to such Purchased Contracts; provided that, (i) such an assignment by Company shall not release Company of any obligations to the Servicer without Servicer's consent, which shall not be unreasonably withheld, and (ii) before Company can make such an assignment, Company shall give Servicer a sixty (60) day period in which to repurchase all Purchased Contracts. All references in the Agreement to Company shall be deemed to include its assignee or designee. The repurchase price shall be the same as for a repurchase pursuant to Section 10.9 of the Asset Purchase Agreement. Upon repurchase, Purchaser shall deliver to Seller the Reacquired Borrower Records (as defined in the Asset Purchase Agreement) relating to such Purchased Contracts.

     Section 12.8 WAIVER. The failure or delay of either party to strictly enforce the terms of this Agreement shall not be a waiver of the party's right to do so. A party can only waive a right under this Agreement if the waiver is in writing, identifies the right being waived, and is signed by the party waiving the right. Any approval of a document or procedure by Company shall not be a waiver of Company's rights regarding any breach of this Agreement arising from the procedure or document.

     Section 12.9 OFFSET. Company has the right to offset, apply, or recoup any obligation of Servicer to Company against any obligations or payments Company owes to Servicer, or against any property of Servicer held by Company. Servicer waives any right to offset, apply, counterclaim or recoup against any obligation it owes to Company.

     Section 12.10 WAIVER OF JULY TRIAL AND ARBITRATION. Company and Servicer hereby WAIVE ANY RIGHT TO A TRIAL BY JURY in any action arising out of or related to this Agreement. The parties will attempt in good faith to resolve any claim, dispute or disagreement arising out of or relating to this Agreement promptly by negotiations between representatives of the parties who have authority to settle the controversy. In the event that such negotiations do not result in the resolution of the claim, dispute or disagreement between the parties, either party may serve upon the other a written notice stating that such party desires to have such controversy reviewed by a board of three (3) arbitrators and naming the person whom such party has designated as an arbitrator. Within thirty (30) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation and the name of the person so designated. The two (2) arbitrators designated by the parties shall promptly select a third arbitrator, and if they are not able to agree on a third arbitrator, then either arbitrator, on five (5) days notice in writing to the other, shall apply to the American Arbitration Association to designate and appoint such third arbitrator. If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within thirty (30) days after receipt of such notice, then the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the controversy. The arbitration shall be conducted in the greater Chicago area in accordance with the rules of the local chapter of the American Arbitration Association in which such arbitration is being conducted. The decision and award of a majority of the arbitrators or of such sole arbitrator shall be binding upon both parties and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of arbitration to one of the parties or equally or disproportionately between the parties. Any arbitrator appointed by the parties hereto, or by their respective designated arbitrator, shall be an uninterested person having not less than ten (10) years experience in the financial services industry. The procedures specified herein shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however that (i) a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage, and (ii) Company may exercise its rights as a secured creditor if in its judgment such action is necessary to avoid irreparable damage. Despite such action the parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation shall be tolled while the specified procedures are pending. The parties will take such action, if any, required to effectuate such tolling.

     Section 12.11 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to, and shall not, create any rights in or confer any benefits on any person or entity other than the parties hereto.

     Section 12.12 FAXED DOCUMENTS. In order to expedite the acceptance and execution of this Agreement, each of the parties hereto agrees that a faxed copy of any original executed document shall have the same binding effect on the party so executing the faxed document as an original handwritten executed copy thereof.

     Section 12.13 REPURCHASE. At Servicer's election and upon not less than five (5) days prior written notice to Company, Servicer can repurchase from Company Purchased Contracts that pertain to (i) a specific Closing Date or (ii) a specific closing date with respect to a portfolio of contracts purchased pursuant to the Asset Purchase Agreements in the event the total Borrower's Outstanding Principal Balance for such Purchased Contracts is less than one hundred thousand dollars ($100,000).

In connection with any such repurchase of Purchased Contracts, Servicer shall pay to Company the sum of Borrower's Outstanding Principal Balance for said Purchased Contracts plus the Required Yield accrued to the date of repurchase.

     This Agreement is entered into as of June 25, 1996.


                              EAGLE FINANCE CORP.


                              By:       Robert J. Braasch
                                 ---------------------------------
                              Title:     Senior Vice President/CFO
                                    ------------------------------

                              GENERAL ELECTRIC CAPITAL
                                CORPORATION


                              By:       Jody Filut
                                 ---------------------------------
                              Title:     Account Executive
                                    ------------------------------


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